FINAL

Collectors Universe Announces Fourth Quarter and Fiscal Year 2007 Results

NEWPORT BEACH, CA - September 14, 2007 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced financial results for its fourth fiscal quarter and year ended June 30, 2007.

Operational and Financial Highlights

▪	Annual net revenue increase of 9.6% to $40.5 million for fiscal 2007.
▪	Increased operating expenses to support Jewelry promotional activities for expected growth into seasonal holiday volume and investment in internal infrastructure for Collectibles expansion.
▪	$0.9 million used for common stock repurchases during fiscal 2007.
▪	$3.3 million paid in quarterly cash dividends for fiscal 2007.
▪
Quarterly increase in cash dividend to $0.25 per common share per quarter beginning with the quarter ending September 30, 2007, for an expected total annual cash dividend of $1.00 per common share for fiscal 2008.

▪	Increased Jewelry volume and momentum in advance of holiday 2007 selling season.

“This is our first 12 month cycle in the Jewelry Group where we have invested in promotional activity and operations to lay the foundation for our future growth,” said Michael R. Haynes, Chief Executive Officer. “The jewelry sales cycle requires marketing investment from January to June for the holiday season from October through December, and we believe we will benefit from those investments both in the 2007 holiday season and in future holiday seasons. For our Collectibles businesses, we have invested in technology systems that we expect will both improve operating efficiency and expand our markets with web-based initiatives.”

Fourth Fiscal Quarter Operating Results

Net revenues totaled $10.7 million for the three months ended June 30, 2007, compared to $10.6 million for the same period of the prior fiscal year. Higher revenues reflecting first quarter 2007 acquisitions of the colored gemstone grading business, AGL, and the collectibles trade show and convention business, Expos, were offset by a $1.0 million decrease in coin grading revenues due to fewer trade shows and lower trade show submissions in the fourth quarter. Coin authentication and grading revenues accounted for 57% of fourth fiscal quarter revenues compared to 66% in the same quarter of the prior year.

Gross profit margin was 49% in the fourth fiscal quarter of 2007 compared to 59% in the same quarter of last year. The decrease was due to lower coin grading revenues and increased coin grader costs, a change in the mix of total authentication and grading revenues to a lower proportion of coin authentication and grading revenues, and the early stage of the Jewelry businesses. The increased coin grader costs were incurred in anticipation of increased submissions and to reduce customer turnaround times.

Operating expenses totaled $7.0 million for the three months ended June 30, 2007, as compared to $5.4 million for the three months ended June 30, 2006. This reflects an increase of $859,000 in selling and marketing expenses primarily associated with seasonally high promotion costs for the Jewelry businesses, an increase of $526,000 in general and administrative expenses comprising investment in IT infrastructure, general and administrative costs of newer businesses and stock-based compensation costs and higher amortization of intangible assets of $261,000 relating to acquired intangibles of newer businesses and capitalized software.

The Company incurred an operating loss of $1.8 million for the three months ended June 30, 2007, as compared to operating income of $939,000 for the three months ended June 30, 2006 which reflects (i) an increased loss of $1.3 million associated with our Jewelry businesses as we invest in personnel, facilities and infrastructure in anticipation of future revenues and (ii) decreased operating income of $1.0 million from the coin grading business due primarily to the lower revenues and grader costs as discussed above.

The loss from continuing operations was $878,000 or $(0.10) per diluted share for the fourth fiscal quarter of 2007 compared with income from continuing operations of $777,000 or $0.09 per diluted share for the fourth fiscal quarter of last year.

Net loss for the fourth fiscal quarter ended June 30, 2007 was $840,000 or $(0.10) per diluted share, compared with net income of $904,000 or $0.10 per diluted share for the fourth fiscal quarter ended June 30, 2006.

Fiscal Year 2007 Operating Results

Collectors Universe reported a 9.6% increase in revenues to $40.5 million for the fiscal year ended June 30, 2007, compared to $36.9 million for the fiscal year ended June 30, 2006. The annual increase reflects a 2% increase in grading and authentication fees and a 75% increase in other related services, which includes the Company’s collectibles convention business. Gross profit margin was 52% for fiscal year 2007 compared to 60% for fiscal 2006, reflecting much the same issues as the fourth quarter.

The operating loss was $2.9 million for the fiscal year ended June 30, 2007, compared with operating income of $3.8 million for the prior fiscal year. The reduction in operating income reflects an increased operating loss of $4.1 million for the Jewelry businesses for the same reasons as in the fourth quarter, reduced operating income of $1.9 million for the coin business as a result of lower coin revenues of $0.5 million and increased coin grader and business development costs and increased IT infrastructure costs of $0.6 million.

The loss from continuing operations was $743,000 or $(0.09) per diluted share for the fiscal year ended June 30, 2007, compared with income from continuing operations of $3.4 million or $0.39 per diluted share for the fiscal year ended June 30, 2006.

Net loss was $515,000 or $(0.06) per diluted share for fiscal year 2007, compared with net income of $3.7 million or $0.42 per diluted share for fiscal year 2006.

Financial Condition

At June 30, 2007, cash and cash equivalents totaled $42.4 million compared with $52.1 million at June 30, 2006. Net cash usage of $9.7 million for fiscal year 2007 resulted from $6.3 million of cash used to fund the Company’s acquisitions of AGL, its colored gemstone grading business, and Expos, its collectibles trade show and convention business, during the first quarter of fiscal 2007, and $3.1 million of capital expenditures primarily to increase capacity for the Jewelry operations. In addition, the Company used cash of $0.9 million for repurchases of its common stock and $3.3 million to pay quarterly cash dividends to stockholders. These cash usages were net of repayments on Dealer Financing notes receivable of $1.4 million and $3.5 million of cash generated from operations. At June 30, 2007, the Company had working capital of $42.2 million and had no long-term debt and the Company’s.

Outlook

Haynes continued, “For our Jewelry Group, the 2007 holiday season is expected to provide increased volume and greater recognition and distribution of our diamond grading service certificates. Although the colored stone services are in an earlier stage of development, we should see continuing improvement in the volume of submissions. Our Collectibles group will launch a number of growth initiatives in the first two quarters of fiscal 2008, principally in our largest divisions in coins and sportscards.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results this morning at 11:00 a.m. Eastern/8:00 a.m. Pacific. Interested parties may participate in the conference call by dialing 800-218-0713 or 303-262-2131, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through September 28, 2007, by dialing 800-405-2236 or 303-590-3000 and entering access code 11097162#. A live webcast of the conference call will also be available on the Collectors Universe website www.collectors.com under Investor Relations: Earnings Conference Calls. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets will not be successful in enabling us to improve our profitability or may even cause us to incur losses.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2007 which we filed with the Securities and Exchange Commission on September 13, 2007. Due to those risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual Report or Quarterly Reports filed with the Securities and Exchange Commission.

Contact:

Joe Wallace
Chief Financial Officer
Collectors Universe
949-567-1245
Email: jwallace@collectors.com

Melissa Dixon
Investor Relations
The Piacente Group, Inc.
212-481-2050
Email: melissa@thepiacentegroup.com

- tables to follow -

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30,	June 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$42,386	$52,110
Accounts receivable, net of allowance for doubtful accounts of $60 in 2007and $37 in 2006	1,276	1,753
Refundable income tax	1,220	-
Inventories, net	442	437
Prepaid expenses and other current assets	1,060	1,010
Customer notes receivable, net of allowance of $23 in 2007 and $16 in June 2006	2,536	3,797
Net deferred income tax asset	1,020	1,414
Receivables from sale of net assets of discontinued operations	92	196
Current assets of discontinued operations held for sale	-	83
Total current assets	50,032	60,800
Property and equipment, net	4,081	1,897
Goodwill	12,884	9,799
Intangible assets, net	10,365	4,674
Note receivable from sale of discontinued operations	229	321
Net deferred income tax asset	-	342
Other assets	510	388
	$78,101	$78,221
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,435	$907
Accrued liabilities	2,154	2,043
Accrued compensation and benefits	1,988	1,075
Income taxes payable	14	496
Deferred revenue	2,233	1,384
Current liabilities of discontinued operations held for sale	-	8
Total current liabilities	7,824	5,913
Deferred rent	477	402
Other long-term liabilities	40	-
Net deferred income tax liability	869	-
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 45,000 shares authorized; 8,496 issued and outstanding in 2007 and 8,350 (net of treasury shares) in 2006	9	8
Additional paid-in capital	76,737	76,909
Accumulated deficit	(7,855)	(3,990)
Treasury stock, at cost (125 shares in 2006)	-	(1,021)
Total stockholders' equity	68,891	71,906
	$78,101	$78,221

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net revenues	$10,680	$10,620	$40,452	$36,914
Cost of revenues	5,436	4,312	19,297	14,890
Gross profit	5,244	6,308	21,155	22,024
Operating expenses:
Selling and marketing expenses	2,391	1,532	7,497	4,918
General and administrative expenses	4,251	3,725	15,640	13,068
Amortization of intangible assets	373	112	950	269
Total operating expenses	7,015	5,369	24,087	18,255
Operating income (loss)	(1,771)	939	(2,932)	3,769
Interest income, net	520	608	2,144	2,346
Other income (expense)	(2)	(2)	6	22
Income (loss) before income taxes	(1,253)	1,545	(782)	6,137
Provision (benefit) for income taxes	(375)	768	(39)	2,733
Income (loss) from continuing operations	(878)	777	(743)	3,404
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	38	127	228	296
Net income (loss)	$(840)	$904	$(515)	$3,700

Net income (loss) per basic share:
Income (loss) from continuing operations	$(0.10)	$0.09	$(0.09)	$0.40
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	-	0.02	0.03	0.04
Net income (loss)	$(0.10)	$0.11	$(0.06)	$0.44

Net income (loss) per diluted share:
Income (loss) from continuing operations	$(0.10)	$0.09	$(0.09)	$0.39
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	-	0.01	0.03	0.03
Net income (loss)	$(0.10)	$0.10	$(0.06)	$0.42

Weighted average shares outstanding:
Basic	8,433	8,433	8,367	8,473
Diluted	8,433	8,750	8,367	8,782

# # #